Exhibit 99.1

InterPrivate IV InfraTech Partners Inc. Announces Updated Date for Ceasing Trading

New York, NY, April 14, 2023 (GLOBE NEWSWIRE) -- InterPrivate IV InfraTech Partners Inc. (Nasdaq: IPVIU, IPVI, IPVIW) (the “Company”) previously announced that it will redeem all of its issued and outstanding shares of Class A common stock (the “Public Shares”), because the Company’s sponsor has determined that it will not make an additional contribution to the Company’s trust account required in order to further extend the April 9, 2023 deadline under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) for the Company to complete an initial business combination. Following such redemption of the Public Shares, the Company will liquidate and dissolve in accordance with the provisions of the Charter.

The Company anticipates that the Public Shares will cease trading at or around the close of business on April 24, 2023. The Company currently expects the per-share redemption price for the Public Shares will be approximately $10.11 (as finally determined, the “Redemption Amount”).The Redemption Amount is expected to be paid on or around April 25, 2023 to holders of Public Shares outstanding at the close of business on April 24, 2023, without any required action on their part. On the Redemption date, the Public Shares will be deemed cancelled and will represent only the right to receive the Redemption Amount. After April 25, 2023, the Company will cease all operations except for those required to wind up the Company’s business.

The Company’s warrants will expire in accordance with their terms upon the liquidation of the Company.

The Company expects that The Nasdaq Stock Market LLC will file a Form 25 with the Commission to delist its securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “currently expects,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward looking statements in this release. You should carefully consider these and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company with the Commission. Those filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The Company does not give any assurance that the Company will achieve its expectations. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:

InterPrivate IV InfraTech Partners Inc.

Brandon Bentley

legal@interprivate.com

212-647-0166